Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 22nd day of April, 2014, between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and RECEPTOS, INC., a Delaware corporation (“Tenant”).

Building:	3033 Science Park Road, San Diego, California

Premises:

That certain portion of the 1st floor of the Building, containing approximately 511 rentable square feet, and the entire 3rd floor of the Building, containing approximately 41,536 rentable square feet, as determined by Landlord, both as shown on Exhibit A.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$3.25 per rentable square foot of the Premises per month

Rentable Area of Premises: 42,047 sq. ft.

Rentable Area of Project: 103,293 sq. ft. Tenant’s Share of Operating Expenses: 40.71%

Security Deposit: $136,625.75

Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Commencement Date and ending 120 months from the first day of the first full month of the Term (as defined in Section 2) hereof.

Permitted Use:	Biomedical research and development, laboratory, office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
Alexandria Real Estate Equities, Inc.	385 E. Colorado Boulevard, Suite 299
Dept. LA 23447	Pasadena, CA 91101
Pasadena, CA 91185-3447	Attention: Corporate Secretary

Tenant’s Notice Address Prior to the Commencement Date:

10835 Road to the Cure, Suite #205

San Diego, CA 92121

Attention: Lease Administrator

Tenant’s Notice Address After the Commencement Date:

3033 Science Park Road, Third Floor

San Diego, CA 92121

Attention: Lease Administrator

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G - SIGNAGE

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1.        Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use or, other than on a temporary basis and/or as expressly provided for in this Lease, materially affect parking access. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises and parking 24 hours a day, 7 days a week, except in the case of (i) emergencies, (ii) any installation, maintenance or repairs, or (iii) any other temporary interruptions, and otherwise subject to the terms of this Lease.

2.        Delivery; Acceptance of Premises; Commencement Date. Landlord shall make the Premises available to Tenant for Tenant’s Work under the Work Letter within 5 days of full execution of this Lease and Tenant’s delivery of evidence of the insurance required hereby (“Delivery” or “Deliver”). As used herein, the term “Tenants’ Work” shall have the meaning set forth for such term in the Work Letter.

Tenant acknowledges and agrees that construction of the Tenant Improvements will be undertaken at the same time as Landlord is undertaking the construction of the Landlord’s Work (as defined in the Work Letter) and that the parties and their contractors will be required to coordinate their work with one another (including, without limitation, work within the Premises) but in no event may Tenant or any Tenant Party (as defined below) delay or interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities (as defined below) nor cause an increase in the cost of the performance of Landlord’s Work.

The “Commencement Date” shall be the earlier to occur of: (i) the date that the Tenant Improvements are Substantially Completed (as defined in the Work Letter); or (ii) December 31, 2014. The “Rent Commencement Date” shall be date that is 9 months after the Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Term which Tenant may elect pursuant to Section 40 hereof.

If Substantial Completion of Tenant’s Work is delayed beyond December 31, 2014, solely as a result of Landlord Delays (as defined in the Work Letter), Landlord shall reimburse Tenant for the Holdover Premium actually required to be paid by Tenant pursuant to that certain lease agreement between BMR-10835 Road to the Cure LLC and Tenant dated August 24, 2007 (as may have been or may in the future be amended, the “Tenant’s Existing Lease”) for space at 10835 Road to the Cure in San Diego, California. As used herein, the “Holdover Premium” shall mean the amount of $18,750 per month, which is the penalty amount required to be paid by Tenant over and above the amount of rent that is otherwise payable by Tenant each month during the last year of the term under Tenant’s Existing Lease in order for Tenant to hold over in their current space. Landlord shall, however, only be responsible for the payment of the Holdover Premium on a month-to-month basis for any period that Substantial Completion of Tenant’s Work is delayed beyond December 31, 2014, solely as a result of Landlord Delays. Tenant represents and warrants to Landlord that the Holdover Premium shall be due and payable by Tenant under Tenant’s Existing Lease if Tenant holds over. If Tenant agrees to any amendments or modifications to Tenant’s Existing Lease which in any way increases or results in an increase in the Holdover Premium, Tenant shall be solely responsible for paying the increased portion of such Holdover Premium. Payment of the Holdover Penalty for any fractional calendar month shall not be prorated unless the Holdover Premium is permitted to be prorated under Tenant’s Existing Lease. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the payment of any and all Holdover Premiums payable under Tenant’s Existing Lease, if any, prior to December 31, 2014.

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Except as set forth in the Work Letter or otherwise expressly provided in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any access to or occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent or Operating Expenses.

Landlord shall deliver the Premises with the roof and Required Systems (as defined in the Work Letter) in good working order and condition as of the Commencement Date. For the period of 90 days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building or Building Systems (as defined in Section 13), unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost. Landlord shall be solely responsible, at its sole cost and expense, for correcting any violations of applicable Legal Requirements at the Project (excluding the Premises) to the extent such violations are upgrades to the Project that were required by Legal Requirements to be completed prior to the Commencement Date.

Tenant agrees and acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.        Rent.

(a)        Base Rent. Base Rent for the month in which the Rent Commencement Date occurs and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)        Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

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4.        Base Rent Adjustments.

(a)        Annual Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(b)        Additional TI Allowance. In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof (“TI Rent”). Any of the Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord, except as otherwise provided in Section 42, in a lump sum at the expiration or earlier termination of this Lease.

5.        Operating Expense Payments. Landlord shall deliver to Tenant no later than April 1 in each calendar year a written estimate of Operating Expenses for such calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year but in no event more than twice per year. Commencing on the Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year during the Term by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements, but only to the extent amortized over the useful life of the applicable capital item, as reasonably determined by Landlord taking into account relevant factors including, without limitation, the hours of operation of the Project and its use for laboratory/office purposes (with Landlord required to make available to Tenant, upon Tenant’s written request, information concerning Landlord’s determination), and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent (or, prior to the Rent Commencement Date, 3.0% of the Base Rent that would have been payable during such period if Tenant had been required to pay Base Rent, which amount shall be equal to the Base Rent payable for the 10th month of the Base Term)), excluding only:

(a)        the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation, or the cost of correcting any violations of applicable Legal Requirements at the Project (excluding the Premises) to the extent such violations are upgrades to the Project that were required by Legal Requirements to be completed prior to the Commencement Date;

(b)        capital expenditures for expansion of the Project;

(c)        interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d)        depreciation of the Project (except for capital improvements, the cost of which is includable in Operating Expenses, but only to the extent amortized as provided above);

(e)        advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

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(f)        legal and other expenses incurred in the negotiation or enforcement of leases;

(g)        completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)        costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i)        salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(j)        general organizational, administrative and overhead costs relating to maintaining Landlord‘s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k)        costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(l)        costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m)        penalties, fines or interest incurred as a result of Landlord‘s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord‘s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(n)        overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o)        costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p)        costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q)        costs incurred in the sale or refinancing of the Project;

(r)        net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s)        any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project;

(t)        the costs associated with the maintenance of Landlord’s (and Landlord’s affiliated organizations or Landlord’s managing agent’s) existence as a limited liability company or other entity (as distinguished from the costs of the operations of the Project) including general corporate, legal and accounting expenses, health/sports club dues, employee parking and transportation charges,

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placement/recruiting expenses for employees whether they are assigned to the Project or not, employee training programs, costs of any business licenses, all costs associated with start-up or relocating a management office, change of management companies or leasing and any other costs that Landlord includes in the administration or management fee provided for above;

(u)       any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Project, including without limitation, promotional and advertising expenses (including tenant parties and gifts) real estate licenses and other industry certifications, tickets to special events, commissions, finders fees, and referral fees, all expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of the Project;

(v)       wages, salaries, fees, fringe benefits, and any other form of compensation paid to any employee of Landlord and/or Landlord’s managing agent above the grade of senior vice president (other than personnel providing accounting services whose grade may be above senior vice president and will still be included as part of Operating Expenses) , provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to properties other than other the Project;

(w)       any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for services to the Building/Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis by reputable, professional firms customarily engaged in providing such services;

(x)       mortgage payments, debt costs or other financing charges, costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Project, bad debt loss, rent loss or any reserves thereof, any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Project;

(y)       rentals and other related expenses incurred for systems or equipment, the cost of which if purchased would be required under the other terms of this Lease to be excluded from Operating Costs as a capital cost, excepting from this exclusion equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition at the Project;

(z)       costs incurred in connection with upgrading the Project (other than the Premises) to comply with Legal Requirements to the extent such upgrades were required by Legal Requirements to be completed prior to the Commencement Date including penalties or damages incurred as a result of non-compliance;

(aa)     any cost of any service or items made available to tenants or other occupants at the Project other than Tenant for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been reimbursed by insurance or otherwise compensated by parties other than tenants of the Project to include replacement of any item to the extent covered by a warranty;

(bb)     expenses incurred in connection with services which are provided to another tenant or occupant of the Project and which are not available to Tenant;

(cc)     advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information or education services which are provided to the tenants of the Project;

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(dd)     fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges imposed on Landlord or Landlord’s managing agent for failure by Landlord to comply with Legal Requirements except to the extent attributable to any acts or omissions of Tenant or any Tenant Party;

(ee)     any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Building’s/Project’s annual membership dues in the local Building Owners and Managers Association;

(ff)     costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;

(gg)     commercial concessions operated at the Project by or on behalf of the Landlord;

(hh)     interest reserves or reserves of any kind;

(ii)      any cost incurred in or properly attributable to a year prior to the year in which the Commencement Date occurs, including, but not limited to, amortization of capital expenditures and real estate taxes incurred for prior years but billed and paid after the Commencement Date; and

(jj)     costs incurred in connection with any investigation, clean up, monitoring or other response action or remediation of any Hazardous Materials (as hereinafter defined) contamination in existence on, in or under or about the Project prior to or as of the Commencement Date, except to the extent contributed to or exacerbated by Tenant or any Tenant Parties.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If Landlord fails to deliver an Annual Statement to Tenant within 12 months after the expiration or earlier termination of the Term, Landlord shall be deemed to have waived its right to collect from Tenant any additional Operating Expenses that would be required to be paid to Landlord pursuant to such Annual Statement, except that foregoing shall not apply to any bills for Taxes received by Landlord after the expiration of such 12 month period provided that if such bills for Taxes are triggered by improvements and other work performed at the Project, Landlord shall be required, as a condition to being able collect additional amounts from Tenant attributable to such bills for Taxes, to provide Tenant with written notice, prior to the expiration of such 12 month period, of the potential for such bills for Taxes.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 90 day period, Tenant contests any such item, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and Landlord’s calculation of the Operating Expenses (the “Expense Information”) (if Landlord’s books are not in San Diego County, Landlord shall deliver via mail or FedEx a copy of any documents reasonably needed for Tenant to conduct an audit). If after Tenant’s review of such Expense

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Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 4 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Building had been 95% occupied on average during such year.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter in accordance with applicable BOMA standards. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.” Tenant acknowledges and agrees that Landlord may, at any time(s) during the Term, construct additional building(s) and/or a parking structure on the Project, which building(s) and/or parking structure shall become part of the Project.

6.        Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in San Diego, California. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of

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any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. The Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7.        Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 business days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Landlord shall be responsible for the compliance of the Common Areas of the Project with Legal Requirements as of the Commencement Date. Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of

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Tenant’s, as compared to other tenants of the Project, specific use of the Premises, Tenant’s Work or Tenant’s Alterations (as defined in Section 12)) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises, Tenant’s Work or Tenant’s Alterations. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with the failure of the Premises to comply with Legal Requirements from and after the Commencement Date, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement during the Term (except for any non-compliance for which Landlord is responsible under the terms of this Lease and/or any other matters which Tenant is not responsible for as expressly provided for in this Lease). For purposes of Section 1938 of the California Civil Code, as of the date of this Lease, the Project has not been inspected by a certified access specialist.

8.        Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be a month-to-month tenancy, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent but in no event more than 150% of the Base Rent in effect during the last 30 days of the Term, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.        Taxes. Landlord shall pay, as part of Operating Expenses, all real property taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term with respect to the Project, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, nor shall Taxes include any franchise, estate, inheritance,

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succession, capital levy, transfer or excess profits taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10.        Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right at no charge during the Base Term, in common with other tenants of the Project to use 2.5 parking spaces per 1,000 rentable square feet of the Premises, which shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations. Notwithstanding the foregoing, until such time as Landlord commences any site work in connection with the construction of an additional building and/or parking structure at the Project, Tenant shall have the right to use 3.0 parking spaces per 1,000 rentable square feet of the Premises (all of which shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations). Seven (7) of the parking spaces which Tenant is entitled to use pursuant to the first sentence of this Section 10 shall be marked as being reserved for Tenant in a manner consistent with Landlord’s program at the Project with respect to the reservation of parking spaces and shall be in a covered location reasonably acceptable to Landlord and Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project or for enforcing any reservation of parking spaces. If, at any time during the Term, Landlord elects to construct another building and/or parking structure at the Project, Landlord shall have the right, exercisable upon 10 days prior written notice to Tenant to relocate all or any portion of Tenant’s parking spaces hereunder during the construction period to one or more locations designated by Landlord in the parking areas: (i) across the street from the Project at the Sunrise campus which has the following building addresses: 10931, 10933 and 10975 North Torrey Pines Road and 3010 Science Park Road; (ii) at 3115 and 3215 Merryfield Row, San Diego, California; and/or (iii) at 10996 Torreyana Road, San Diego, California; provided however, that if Landlord requires Tenant to park at 10996 Torreyana Road, San Diego, California, Landlord shall, at Landlord’s sole cost and expense, provide a shuttle service between such location and the Project. If Tenant’s parking spaces are relocated pursuant to the immediately preceding sentence, Tenant shall be entitled to use 2.5 parking spaces per 1,000 rentable square feet of the Premises at such other parking locations.

11.        Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services) to the Premises and the Project, and, with respect to the Common Areas only, refuse and trash collection and janitorial services (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause any Utilities to be separately metered or sub-metered. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. If the Premises are sub-metered, Tenant shall pay Landlord the cost for electricity and/or HVAC consumed in the Premises based on the submeter(s). Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Landlord

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acknowledges that Tenant’s laboratory use may require more water usage than is customary within the Premises. Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises. Subject to the other provisions of this Lease, Tenant shall have the ability during the Term, through the building management systems, to control the HVAC systems serving only the Premises solely for the purpose of controlling the temperatures within the Premises.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then, to the extent that such Service Interruption is covered by rental interruption insurance carried by Landlord pursuant to this Lease, there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. The provisions of this paragraph shall only apply as long as the original Tenant is the tenant occupying the Premises under this Lease and shall not apply to any assignee or sublessee.

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building as of the Commencement Date, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.

12.        Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and absolute discretion so long as such conditions are commercially reasonable. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information

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concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements and shall respond within 15 business days of such request. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Landlord shall respond within 15 business days of such request for approval. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 1% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) Tenant certified statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord shall, if requested in writing to do so by Tenant at the time Landlord’s approval of any such Installation is requested, notify Tenant in writing whether Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the provisions of this Lease. If Landlord fails to so notify Tenant of such removal requirement, Tenant shall not be required to remove the Installations. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

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13.        Landlord’s Repairs. Landlord shall, at Landlord’s sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof (not including the roof membrane), exterior walls, structural walls, foundation of the Building, and concrete subflooring (“Structural Items”) unless the need for such repairs or replacements is caused by Tenant or any Tenant Parties, in which case Tenant shall bear the full cost to repair or replace such Structural Items. Landlord shall, as an Operating Expense, be responsible for the routine maintenance and repairs of such Structural Items. Landlord, as an Operating Expense, shall maintain the roof membrane and all of the exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, with damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant two (2) business days’ advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall effect such repair. Landlord shall not be in default under this Lease for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance (not to exceed 30 days, unless any such repairs or maintenance cannot be reasonably completed within 30 days, in which case Landlord shall have commenced same within such 30-day period and diligently pursued same to completion thereafter). Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.        Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15.        Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition

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of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant. Notwithstanding the foregoing, Tenant shall have the right to contest, in good faith, any mechanics’ lien claims.

16.        Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful misconduct or gross negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

Subject to the other provisions of this Lease, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all Claims for injury or death to persons or damage to property occurring at the Project caused by the willful misconduct, negligence or gross negligence of Landlord or the default by Landlord under this Lease.

17.        Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $5,000,000 per occurrence for bodily injury and property damage with respect to the Premises (which limits may be satisfied through umbrella coverage). The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued

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to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, shall be delivered to Landlord by Tenant prior to (i) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an annual aggregate. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18.        Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration

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of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.        Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20.       Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)        Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than twice in any 12 month period.

(b)        Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 days before the expiration of the current coverage.

(c)        Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d)        Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)        Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 business days after Tenant’s receipt of a second written notice that any such lien has been filed against the Premises.

(f)        Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)        Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.

(h)        Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

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21.        Landlord’s Remedies.

(a)        Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)        Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)        Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)        Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii)        Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)        The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)        The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)        The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)        Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

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(E)        At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii)        Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)        Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)        Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense, provided that Tenant shall not be required to pay for such tests more than once in any 12 month period, unless contamination has occurred for which Tenant is responsible under this Section 30.

(d)        Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

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22.        Assignment and Subletting.

(a)        General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 25% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b)        Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable, good faith judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns at the Premises that are reasonably considered by Landlord to be controversial in that they are not ordinarily conducted by other life science tenants at comparable multi-tenant projects in the Torrey Pines area and are reasonably likely to negatively affect the reputation of the Building, the Project or Landlord; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning the proposed assignee or subtenant’s failure to perform its obligations under its prior lease within the then immediately preceding 2 year period; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; or (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in

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such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required. In addition, Tenant shall have the right to assign this Lease, upon 10 business days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c)        Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)        that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease beyond applicable notice and cure periods, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)        A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)        No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage

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fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant after the deduction of all reasonable and customary concessions/costs necessary to induce a subtenant; provided, however, the foregoing shall not apply to any Permitted Assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)        No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)        Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party. The provisions of this Section 22(f) shall not apply in the case of a Corporate Permitted Assignment.

23.        Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within five (5) business days following Landlord’s second request therefor shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.        Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.        Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

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26.        Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable nondiscriminatory rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27.        Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that such subordination shall be expressly conditioned upon the Holder be willing to enter into a commercially reasonable non-disturbance agreement with Tenant which provides for, among other things, that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage (“NDA”). Subject to the Holder being willing to enter into the NDA with Tenant, Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. Landlord represents and warrants that, as of the date of this Lease, there is no Holder of any Mortgage on the Project.

28.        Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises (provided that Tenant shall not be required to remove the Tenant Improvements), free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any

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residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $2,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant or Landlord hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.        Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.        Environmental Requirements.

(a)        Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage,

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or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 and/or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in the Premises immediately prior to the date of this Lease, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b)        Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)        Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is

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not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).

(d)        Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if such test reveals a breach by Tenant of its obligations under this Section 30; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)        Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%. Notwithstanding the foregoing, Tenant shall have exclusive use of two (2) control areas within the Building.

(f)        Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g)        Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

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(h)        Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(i)        Disclosure. Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of Hazardous Materials have come to be located on or beneath real property to provide written notice of that condition to a tenant of said real property. Landlord hereby notifies and informs Tenant that a release of Hazardous Materials may have come to be located on or beneath the Project. By Tenant’s execution of this Lease, Tenant acknowledges Tenant’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that Tenant has had the opportunity before entering into this Lease to conduct due diligence and consult with Tenant’s environmental consultants and attorneys regarding the presence of Hazardous Materials located on or beneath the Project.

31.        Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.        Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than two (2) business days’ advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or unreasonably

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increases Tenant’s obligations or liabilities. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord has advised Tenant that Landlord is in the process of preparing and negotiating a covenant to restrict the use of the Project (and environmental restriction) and Landlord has provided Tenant with a copy of a draft of the same (which remains subject to additions and changes before the same is finalized) and (ii) Landlord has the right to record the final version of such covenant and the provisions of the same shall be binding on the Project and all occupants and tenants.

Tenant agrees that Landlord may from time to time during the Term, conduct third party tours of the Premises (“Tours”) which may be held with less than 24 hours advance notice. Landlord shall endeavor to minimize disruption to Tenant’s operations in the Premises during such Tours.

33.        Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.        Force Majeure. Neither party shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of such party (“Force Majeure”); provided, that Force Majeure shall not apply to monetary payments.

35.        Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Brokers”) in connection with this transaction and that no Brokers brought about this transaction, other than Cassidy Turley and Hughes Marino. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims arising out of such party’s breach of the foregoing representation and warranty. Landlord shall be responsible for all commissions due Cassidy Turley and Hughes Marino arising out of the execution of this Lease in accordance with the terms of a separate written agreements between Cassidy Turley and Hughes Marino and Landlord.

36.        Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY

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AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.        Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.        Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

So long as Tenant is leasing 100% of the Premises and has not subleased more than 25% of such Premises to third parties (excluding Permitted Assignments), Tenant shall, at Tenant’s sole cost and expense, have (i) the non-exclusive right to install and maintain a sign bearing Tenant’s name and logo in the top slot of the monument sign serving the Project “Monument Sign”), and (ii) the non-exclusive right to install and maintain, at Tenant’s sole cost and expense, 1 sign bearing Tenant’s name and logo on the building top in the location shown on Exhibit G (“Building Sign”), which Building Sign shall have greater prominence than the building sign of any other tenant of the Building. Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign and the Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign and the Building Sign, for the removal of Tenant’s signage from the Monument Sign and the Building Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal.

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39.        Right to Expand.

(a)        Right of First Refusal. So long as Tenant has not assigned this Lease or sublet any portion of the Premises other than pursuant to a Permitted Assignment, subject to the terms of this Section 39(a), each time during the Base Term that Landlord intends to accept a written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of and material terms of such Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean any contiguous space located on the 2nd floor of the Building consisting of 12,500 rentable square feet or more, which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire ROFR Space (and any other space in the Project) described in such Pending Deal Notice (“Identified Space”). Accordingly, if a Pending Deal Notice includes space in addition to the ROFR Space, Tenant shall be required to lease all of the space identified in the Pending Deal Notice if Tenant elects to exercise its Right of First Refusal with respect to such Pending Deal Notice and such additional space shall for purposes of that Pending Deal constitute part of the Identified Space. Within 5 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the ROFR Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 5 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of this Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. The Term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the then-existing Premises may not be co-terminous. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter apply to the Identified Space. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 5 business day period, Tenant shall be deemed to have waived its rights under this Section 39(a) to lease the Identified Space identified in such Pending Deal Notice, and Landlord shall have the right to lease the Identified Space to the third party subject to the Pending Deal (or an affiliate of such third party) (“Pending Deal Party”) on substantially the same business terms and conditions set forth in the Pending Deal Notice. Tenant’s Right of First Refusal with respect to such Identified Space shall be restored if Landlord fails to enter into an agreement to lease the Identified Space to the Pending Deal Party within 6 months after Landlord’s delivery of the Pending Deal Notice to Tenant or the lease to the Pending Deal Party is no longer on substantially the same business terms and conditions. Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 39 shall terminate and be of no further force or effect (i) if Tenant elects its Termination Right (as defined in Section 42 below) pursuant to Section 42, (ii) after the date that is 9 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right (as defined in Section 40 below) pursuant to the terms of Section 40, and/or (iii) the first time that any ROFR Space is leased to a third party other than Tenant. For the avoidance of any doubt, Landlord may lease any space on the second floor of the Building which is comprised of less than 12,500 rentable square feet to any third party (or third parties) on terms acceptable to Landlord, in its sole and absolute discretion, without triggering Tenant’s Right of First Refusal pursuant to this Section 39(a).

(b)        Amended Lease. If (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their sole and absolute discretion, has been executed, Tenant shall be deemed to have waived its right to lease the Identified Space, subject to the terms of Section 39(a) above.

(c)        Exceptions. Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)        during any period of time that Tenant is in Default (beyond any applicable notice and cure period) under any provision of the Lease; or

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(ii)        if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

(d)        Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured.

(e)        Rights Personal. The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(f)        No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

40.        Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)        Extension Rights. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Torrey Pines area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, percentage of laboratory and office space, views, project amenities, parking costs, leasing commissions, allowances or concessions, if any. In addition, Landlord may impose a market rent for parking rights provided hereunder.

If, on or before the date which is 240 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b)        Arbitration.

(i)        Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension

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Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)        The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)        An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the Torrey Pines area of San Diego, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the Torrey Pines area of San Diego, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)        Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d)        Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i)        during any period of time that Tenant is in Default (beyond any applicable notice and cure period) under any provision of this Lease; or

(ii)        if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e)        No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

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(f)        Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41.        Community Center Amenities.

(a)        Generally. Subject to the provisions of this Section 39, Landlord’s affiliate, ARE-SD Region No. 17, LLC, a Delaware limited liability company (“Torreyana Landlord”) may construct amenities at the property owned by Torreyana Landlord located at 10996 Torreyana Road, San Diego, California (“Torreyana Project”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of Torreyana Landlord, (e) Torreyana Landlord, (e) other affiliates of Landlord, Torreyana Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, Torreyana Landlord and ARE, and (g) any other parties permitted by Torreyana Landlord (collectively, “Users”). Landlord, Torreyana Landlord, ARE, and all affiliates of Landlord, Torreyana and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Torreyana Landlord is in the preliminary phase of design and development of the Amenities and does not currently have and may not be able to obtain the governmental approvals necessary for the development and construction of the Amenities, and (ii) Torreyana Landlord’s construction of the Amenities is subject to, among other things, Torreyana Landlord’s ability to obtain, on terms and conditions acceptable to Torreyana Landlord in its sole and absolute discretion, all of the governmental approvals to permit the design and construction of the Amenities, and the availability of materials and labor and all other conditions outside of Torreyana Landlord’s reasonable control. Torreyana Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the design and construction thereof. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the Amenities and that Tenant is not entering into this Lease relying on the construction and completion of the Amenities or with an expectation that the Amenities will ever be constructed.

(b)        License. Following the delivery of written notice from Landlord to Tenant that the Amenities are available for use by Tenant (“Amenity Availability Notice”), if at all, and so long as the Torreyana Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to use the available Amenities in common with other Users pursuant to the terms of this Section 39. If Landlord delivers an Amenity Availability Notice to Tenant, Tenant shall, upon the date (“Amenities Commencement Date”) set forth in the Amenity Availability Notice, commence paying Landlord a fee in connection with the Amenities, which fee during the initial year of the Base Term shall be equal to $0.18 per rentable square foot of the Premises per month (“Amenities Fee”), and which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities. The Amenities Fee shall be increased annually (including, without limitation, during the Extension Term) on each anniversary of the Commencement Date by the Rent Adjustment Percentage.

(c)        Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at the Torreyana Project shall be in common with other Users with scheduling procedures reasonably determined by Torreyana Landlord. Torreyana Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors. Torreyana Landlord shall have the right to approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto the Torreyana Project, Tenant shall deliver to Landlord a copy of the

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contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and Torreyana Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by Torreyana Landlord at the Torreyana Project for any food service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.” Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default. The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing Torreyana Landlord or Landlord, as applicable, for all costs expended by Torreyana Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or the Torreyana Project caused by Tenant or any Tenant Related Party. The provisions of this Section 39(c) shall survive the expiration or earlier termination of this Lease.

(d)        Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at the Torreyana Project. Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any rules and regulations imposed by Torreyana Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users. The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by Torreyana Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities. Neither Torreyana Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or the Torreyana Project.

Tenant acknowledges and agrees that Torreyana Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at the Torreyana Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

(e)        Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Torreyana Project. To the extent permitted by applicable law, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. Notwithstanding the foregoing, Tenant’s indemnity and release shall not extend to any claims arising out of Landlord’s or its affiliates’ gross negligence or willful misconduct. The provisions of this Section 39 shall survive the expiration or earlier termination of the Lease.

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(f)        Insurance. As of the Amenities Commencement Date, Tenant shall cause Torreyana Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease.

42.        Termination Right. Tenant shall have the right, subject to the provisions of this Section 42, to terminate this Lease (“Termination Right”) with respect to the entire original Premises only (and not any additional premises leased by Tenant pursuant to Section 39) as of expiration of the 60th month after the Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (i) a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 12 months in advance of the Early Termination Date (“Final Notice Delivery Date”), and (ii) an early termination payment equal to the sum of (1) a termination fee in the amount of $2,000,000, plus (2) the unamortized amount of any outstanding Additional Tenant Improvement Allowance with interest as provided in Section 4(b) (collectively, the “Early Termination Payment”). Tenant shall be required to deliver to Landlord 50% of the Early Termination Payment concurrently with Tenant’s delivery to Landlord of the Termination Notice and shall be required to deliver the other 50% of the Early Termination Payment to Landlord on or before the Early Termination Date. If Tenant timely and properly exercises the Termination Right and delivers the portion of the Early Termination Payment as required pursuant to this paragraph, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time periods provided in this paragraph, then, at Landlord’s option, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 42 shall have no further force or effect. In any case, if Tenant delivers a Termination Notice and the first 50% of the Early Termination Payment and subsequently fails to deliver the second 50% of the Early Termination Payment as required pursuant to this paragraph, such failure to deliver the second 50% of the Early Termination Payment shall constitute a Default under this Lease and Landlord may exercise any and all rights and remedies available to Landlord under this Lease and applicable Legal Requirements in connection with such failure.

Notwithstanding anything to the contrary contained in this Section 42, if, prior to the Final Notice Delivery Date, Tenant exercises its Right of First Refusal with respect to one or more Identified Space, Tenant’s Termination Right shall be extended such that Tenant shall have the right to early terminate the Lease with respect to the original Premises only as of the expiration of the 60th month following the date that Tenant commences paying Base Rent and Operating Expenses for the most recently leased Identified Space, by delivery of (i) a Termination Notice to Landlord no less than 12 months in advance of the extended Early Termination Date, and (ii) the Early Termination Payment (which shall be equal to the sum of (1) $2,000,000 minus $33,333.33 for each full month after the original Early Termination Date until the extended Early Termination Date, and (2) the unamortized amount of any outstanding Additional Tenant Improvement Allowance with interest as provided in Section 4(b)). Tenant shall be required to deliver to Landlord 50% of the Early Termination Payment concurrently with Tenant’s delivery to Landlord of the Termination Notice and shall be required to deliver the other 50% of the Early Termination Payment to Landlord on or before the extended Early Termination Date. For the avoidance of any doubt, in no event shall the extension of the date for the early termination of this Lease with respect to the original Premises as provided for in this paragraph result in any extension of the Base Term for the original Premises beyond its scheduled expiration in the absence of this paragraph.

43.        LEED Certification. Tenant agrees to reasonably cooperate with Landlord and to use commercially reasonable efforts to comply with measures reasonably implemented by Landlord with respect to the Building and/or the Project in connection with Landlord’s efforts, if any, to obtain a Leadership in Energy and Environmental Design (LEED) certificate for the Project, provided that such cooperation and efforts shall be at no material additional cost or liability to Tenant whether as part of Operating Expenses or otherwise. Tenant shall have the right (but not the obligation), at Tenant’s sole cost and expense, to pursue LEED certification on the Tenant Improvements.

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44.        Miscellaneous.

(a)        Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)        Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)        Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 44(c) shall not apply.

(d)        Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease to the extent that Tenant is required to do so pursuant to applicable SEC requirements; provided, however that Tenant shall seek confidential treatment from the SEC with respect to certain information contained in this Lease if requested to do so by Landlord.

(e)        Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)        Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)        Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

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(h)        Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)        Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j)        OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)        Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)        Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m)        No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)        Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o)        Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the

Net Multi-Tenant Laboratory	3033 Science Park/Receptos - Page 39

Common Areas and/or any other portion of the Project. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises or materially increase Tenant’s Operating Expenses.

(p)        Discontinued Use. If, at any time following the Rent Commencement Date, Tenant does not continuously operate its business in the Premises for a period of 270 consecutive days, Landlord may, but is not obligated to, elect to terminate this Lease upon 30 days’ written notice to Tenant, whereupon this Lease shall terminate 30 days’ after Landlord’s delivery of such written notice (“Termination Date”), and Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

(q)        Non-Disclosure. Notwithstanding any provision to the contrary in this Lease, Tenant shall have the right to distribute copies of, and disclose the contents of, this Lease to its employees, agents, representatives, investors, lenders, attorneys, accountants, consultants and prospective assignees or sublessees (including pursuant to a Permitted Assignment) on a confidential, need-to-know basis. Nothing contained herein shall limit Landlord from distribute copies of, and disclosing the contents of, this Lease as Landlord may deem necessary in the course of Landlord’s business including, without limitation, to its affiliates, and any of their respective employees, agents, representatives, investors, lenders, attorneys, accountants, consultants and prospective buyers.

[ Signatures on next page ]

Net Multi-Tenant Laboratory	3033 Science Park/Receptos - Page 40

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

RECEPTOS, INC., a Delaware corporation

By:	/s/ Graham Cooper
Its:	Chief Financial Officer

LANDLORD:

ARE-SD Region No. 35, LLC a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation, general partner

		By:	/s/ Gary Dean
		Its:	Vice President RE Legal Affairs

3033 Science Park/Receptos - Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

0 5 10 20

receptos

3033 Spectrum- First Floor

April 8, 2014

DGA planning | architecture | interiors

ALEXANDRIA

3033 Science Park/Receptos - Page 2

receptos
3033 Spectrum- Third Floor
April 8, 2014
DGA planning | architecture | interiors
ALEXANDRIA

3033 Science Park/Receptos - Page 1

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 2 OF PARCEL MAP NO. 2411, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY OF MARCH 4, 1974.

PARCEL B:

LOT 4, TORREY PINES SCIENCE PARK, UNIT NO. 1, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 6229 FILED NOVEMBER 21, 1968 IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY.

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PORTION OF SAID LOT 4:

COMMENCING AT THE INTERSECTION OF THE CENTER LINE OF TORREY ANA ROAD, 60.00 FEET WIDE AS LOCATED AND ESTABLISHED AS OF THE DATE OF THIS INSTRUMENT, WITH THE CENTER LINE OF SCIENCE PARK ROAD, 70.00 FEET WIDE AS LOCATED AND ESTABLISHED AS OF THE DATE OF THIS INSTRUMENT; THENCE WESTERLY ALONG SAID CENTER LINE OF SCIENCE PARK ROAD, A DISTANCE OF 73.44 FEET TO A WESTERLY CORNER OF TORREY PINES SCIENCE PARK UNIT NO. 2, ACCORDING TO MAP THEREOF NO. 8434, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SAID DISTANCE WAS ESTABLISHED BY THE FILING OF MAP NO. 8434; THENCE SOUTHERLY ALONG A WESTERLY BOUNDARY OF SAID MAP NO. 8434 TO AN INTERSECTION WITH THE SOUTHERLY LINE OF SAID SCIENCE PARK ROAD, SAID POINT OF INTERSECTION BEING A POINT ON THE ARC OF A 965.17 FOOT RADIUS CURVE, CONCAVE SOUTHERLY, AND BEING ALSO THE TRUE POINT OF BEGINNING; THENCE WESTERLY ALONG THE ARC OF SAID CURVE, THROUGH A CENTRAL ANGLE OF 00°56’47”, AN ARC DISTANCE OF 15.94 FEET TO A POINT WITH THE ARC OF S 65.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, A RADIAL TO SAID POINT BEARS NORTH 07°04’52” EAST; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE, THROUGH A CENTRAL ANGLE OF 14°10’09”, AN ARC DISTANCE OF 16.07 FEET TO AN INTERSECTION WITH SAID WESTERLY BOUNDARY LINE OF MAP NO. 8434; THENCE ALONG SAID WESTERLY BOUNDARY LINE, NORTH 08°00’37” EAST, 1.85 FEET RETURNING TO THE TRUE POINT OF BEGINNING.

3033 Science Park/Receptos - Page 2

SCIENCE PARK ROAD
NORTH TORREY PINES ROAD
SITE PLAN
N.T.S

receptos

Spectrum- Site Plan

April 8, 2014

DGA planning | architecture | interiors

ALEXANDRIA.

3033 Science Park/Receptos - Page 1

EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement (the “Lease”) dated as of April 22, 2014, by and between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and RECEPTOS, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.      General Requirements.

(a)        Tenant’s Authorized Representative. Tenant designates Steve Calvao and Dave Bates (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)        Landlord’s Authorized Representative. Landlord designates Dan Ryan, Steve Pomerenke and Stu Berry (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)        Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that (i) the architect (the “TI Architect”) for Tenant’s Work (as defined in Section 2(a) below) shall be DGA, and (ii) the general contractor and any subcontractors for Tenant’s Work shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall competitively bid the construction of Tenant’s Work to general contractors mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall select the winning bidder and any subcontractors for Tenant’s Work, subject to Landlord’s approval of the selected bid, which approval shall not be unreasonably withheld, conditioned or delayed. Hughes Marino/CM (the “Construction Manager”) shall be the construction manager for Tenant’s Work. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, the Construction Manager, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.        Tenant Improvements.

(a)        Tenant Improvements, Tenant’s Work and Landlord’s Work Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature, and “Tenant’s Work” shall mean the construction of the Tenant Improvements. Tenant’s Work shall be required to comply with the Tenant Improvement Specifications attached hereto as Schedule 1. As used herein, the term “Landlord’s Work” shall mean performing the work described on Schedule 2 attached to this Work Letter, which shall be performed in a good and workmanlike manner and in compliance with applicable building permits, all at Landlord’s sole cost and expense.

Tenant shall be solely responsible for ensuring that the Premises and the design and specifications for the Tenant Improvements are consistent with Tenant’s requirements. Tenant shall be solely responsible for all costs incurred by Landlord to alter the Building as a result of Tenant’s requested changes. Landlord shall have no obligation to, and shall not, secure any permits, approvals or

3033 Science Park/Receptos - Page 2

entitlements related to Tenant’s specific use of the Premises or Tenant’s business operations therein. Other than the obligation to perform Landlord’s Work and funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b)        Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 30 days of the date hereof. Not more than 5 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)        Working Drawings. Not later than 90 days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)        Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.        Performance of the Tenant Improvements.

(a)        Commencement and Permitting of the Tenant’s Work. Tenant shall commence construction of Tenant’s Work upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of Tenant’s Work consistent the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant, at no cost or expense to Landlord, in obtaining the TI Permit. Prior to the commencement of Tenant’s Work, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect and the Construction Manager), and certificates of insurance from any contractor performing any part of Tenant’s Work evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

3033 Science Park/Receptos - Page 3

Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect. Any entry by Tenant and/or any Tenant Party shall comply with all reasonable established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work.

(b)        Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute discretion if the matter concerns the structural components of the Building or any Building Systems.

(c)        Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in Tenant’s Work.

(d)        Substantial Completion. Tenant shall substantially complete or cause to be substantially completed Tenant’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use or access of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Tenant’s Work, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of Tenant’s Work. Substantial Completion of Tenant Improvements shall have occurred when (i) a certificate or temporary certificate of occupancy (or the equivalent permitting legal occupancy) has been issued for the Premises; (ii) the HVAC and MEP systems serving the Premises (the “Required Systems”) which Landlord is responsible for providing are in good working order; and (iii) the Tenant Improvements are substantially complete excepting industry standard punch-list items; provided, however, to the extent the Required Systems are not in good working order pursuant to clause (ii), such failure shall constitute a Landlord Delay until the Required Systems are delivered in the required condition at Landlord’s sole cost.

(e)        Landlord Delay. Other than with respect to Landlord Delay as provided for in this Work Letter, nothing contained in the Lease or this Work Letter shall delay the Commencement Date. As used herein, “Landlord Delay” shall mean any delay or failure to act by Landlord after the date hereof (other than a matter which qualifies as a Force Majeure or a delay by Tenant) solely to the extent such delay or failure actually causes or results in a delay in Substantial Completion of the Tenant Improvements and may include, without limitation, Landlord’s failure to act within the time period required for such action pursuant to this Work Letter, the failure by Landlord to substantially complete Landlord’s Work (including, without limitation, the Required Systems are not in good working order) no less than 30 days prior to the date of Substantial Completion of the Tenant Improvements, and the failure of by Landlord to cooperate with Tenant and its contractors in connection with Tenant’s construction of Tenant’s Work including reasonable access to the Premises. Landlord’s current schedule for construction of Landlord’s Work is attached to this Work Letter as Schedule 3. Tenant acknowledges and agrees that the performance of Landlord’s Work and the cooperation and related coordination which Tenant is required under this Lease to provide in connection therewith shall under no circumstances constitute a Landlord Delay. The general contractor for Landlord’s Work shall, after consultation with the general contractor for the Tenant Improvements, make the determination regarding the date on which Substantial Completion of the Tenant Improvements would have occurred but for any Landlord Delay. In no event shall a Landlord Delay commence until Landlord receives written notice from Tenant notifying Landlord of the existence of such Landlord Delay; provided, that Tenant may give written notice to Landlord on the last day of any applicable time period within which Landlord is required to act, and if Landlord does not perform the action required on that day, Tenant shall be deemed to have given Landlord notice of the existence of such Landlord Delay.

3033 Science Park/Receptos - Page 48

4.        Changes. Any changes requested by Tenant to Tenant’s Work after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)        Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval of a Change Request (i) relating to the Tenant Improvements shall not be unreasonably withheld, conditioned or delayed, and (ii) relating to the Landlord’s Work shall be in Landlord’s sole and absolute discretion.

(b)        Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.        Costs.

(a)        Budget For Tenant Improvements. Before the commencement of construction of Tenant’s Work, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based on the TI Construction Drawings approved by Landlord and shall include (i) a payment to the Construction Manager equal to 4% of the Tenant Improvement Allowance (as hereinafter defined) (the “Construction Management Fee”), and (ii) a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs, for monitoring and inspecting the construction of Tenant’s Work as more particularly described in the immediately following sentence, all of which shall be payable from the TI Fund. Landlord shall use reasonable efforts to provide the following services in connection with the Tenant Improvements: (x) attend design and construction meetings for the Tenant Improvements, (y) process Tenant’s draw requests for disbursement of funds from the TI Allowance, and (iii) assist the Tenant Improvement design and construction team in coordination with Landlord’s Work design and construction team. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements.

(b)        TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.        a “Tenant Improvement Allowance” in the maximum amount of $177.97 per rentable square foot in the Premises; and

2.        to the extent elected to be used by Tenant, an “Additional Tenant Improvement Allowance” in the maximum amount of $20.00 per rentable square foot in the Premises, which shall, to the extent used, result in the payment of TI Rent as set forth in the Section 4(b) of the Lease. Within 20 business days of approval of the Budget from Landlord, Tenant shall notify Landlord how much of the Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion.

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The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (iii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 12 months after the date of the Lease.

(c)        Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements (and Landlord agrees to equitably allocate the cost of electrical power and other utilities between Landlord and Tenant based on reasonable estimates of the usage of such electrical power and other utilities by the parties in connection with their respective construction activities at the Project), the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including the Construction Management Fee, Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). A portion of TI Allowance, up to $10.00 per rentable square foot of the Premises may be used for Tenant’s voice and data cabling, fixtures and other costs reasonably acceptable to Landlord. Except as provided in the immediately preceding sentence, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements. Notwithstanding anything to the contrary contained herein, a portion of the TI Allowance shall be used to reimburse Landlord for any costs and expenses incurred by Landlord under that certain Indemnification Agreement between Landlord and Tenant.

(d)        Excess Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (collectively, “Excess Costs”), Tenant shall be required to pay any such Excess Costs, as a condition precedent to Landlord’s obligation to fund the unexpended TI Allowance. If Tenant fails to pay such Excess Costs as required by the immediately preceding sentence, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess Costs are herein collectively referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for costs for all TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e)        Payment for TI Costs. During the course of design and construction of the Tenant Improvements, following the payment by Tenant of any Excess Costs pursuant to Section 5(d) above, Landlord shall pay TI Costs directly to the general contractor (unless otherwise directed by Tenant to other contractors) performing Tenant’s Work once a month against a draw request in Landlord’s standard form, accompanied by the following documents (i) invoices reflecting the TI Costs incurred by Tenant, (ii) certifications from Tenant’s architect or construction manager that the portion of Tenant’s Work reflected in the invoices has been completed, and (iii) lien waivers from the general contractor (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, which TI Costs shall be paid by Landlord no later than 30 days following receipt of such draw request and required documentation. Upon completion of the Tenant Improvements (and prior to any disbursement of the final 10% of the TI Allowance), Tenant shall deliver to Landlord: (i) certificates from Tenant’s construction manager setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties for the Tenant’s Work.

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6.        Miscellaneous.

(a)        Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)        Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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Schedule 1

Tenant Improvement Specifications

TENANT IMPROVEMENT SPECIFICATION

State and Local Code Compliance

Design and construction shall conform to all Legal Requirements including but not limited to the most current version of the following documents:

CA Mechanical Code

CA Plumbing Code

CA Building Code

CA Fire Code

Local Fire Department Regulations

National Fire Protection Association

ARCHITECTURAL

Interior Partition	3-5/8” studs typical, gauge and spacing as required by code, and Type X, 5/8” drywall
Standard interior partitions penetrate ceiling grid 6”. Conference rooms to receive full height partitions.
Rated control area walls and mechanical requirements to provide two dedicated Control Zones for the third floor of the 3033 Science Park Road building.
Fire rated assemblies, full height, tunnel and shaft wall construction per code

Backing required in any walls where casework, appliances, Tenant equipment or fixtures will be mounted. Backing for any seismic restraining systems is excluded from the Tenant Improvement scope of work

Coordinate with structural engineer to determine any specialty requirements for heavy loads

Smooth drywall finish to Level 4 and Level 5 in those areas mutually agreed to in the Construction Documents.

Insulation	Batt insulation within all wall cavities, unless otherwise directed by the Tenant.

Doors, Frames & Hardware	Offices/ General Use Areas
Suite entry door assemblies to be 3’ x 9’ or 6’ x 9’ pair, frameless glass, storefront glass, or solid core, wood veneer, flush face doors with anodized aluminum frames and mortise set locks.
Interior door assemblies to be 3’ x 8’ minimum, solid core, wood veneer, flush face doors with anodized aluminum frames, natural finish, and integral 24” sidelights at offices and conference rooms
Schlage model C, Lever style, heavy duty, satin aluminum hardware with components and ratings per code

Lab, Lab Support, Equipment, & Storage Areas
Door Assemblies to be 3’ x 8 ‘or 3’-6” x 8’ minimum custom stained with aluminum frames to match offices except for hollow metal assemblies as required
Lab offices to be 3’ x 8’, 3’-6” x 8’ or 6’ x 8’ minimum custom stained with aluminum frames to match offices
Lever style, heavy duty, satin aluminum hardware with components and ratings per code

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Windows	Frames to match aluminum door frames in office areas except for hollow metal frame assemblies as required

Ceiling System	General
T-Bar suspension installation per code, utilize BERC clips in lieu of 2” wall angle

Office Areas
Ceiling height to be the higher of 9-10 ft.
Armstrong XL 2’ x 2’, 15/16” exposed T-Grid, white
Armstrong 2’ x 2’ acoustic tile, Dune 1775NF with beveled tegular edge, white

Open Office Areas:
Floating ceilings between exposed, painted structure
Ceiling height to be the higher of 9-10 ft.
Armstrong XL 2’ x 2’, 15/16” exposed T-Grid, white
Armstrong 2’ x 2’ acoustic tile, Dune 1775NF with beveled tegular edge, white

Lab/Lab Support/Equipment/Storage Areas
Ceiling height to be 10’0” minimum, where reasonably possible
Armstrong XL 2’ x 2’, 15/16” exposed T-Grid, white
Armstrong 2’ x 4’ Climaplus acoustic tile with beveled, tegular edge, cleanable surface

Window Covering	MechoShade Systems or Equal roller shades, manual controls, EcoVeil 1350, color #1369 Silver, shade cloth mounted within blind pocket

Lab,Office Cabinetry and Fixed Scientific Equipment
Construction designation APA C-D plugged with exterior glue, 3/4” thick or 3/4”
high-pressure particle board for break rooms, copy/work rooms and conference rooms
Plastic laminate countertops and splashes
Lab casework to be fixed plastic laminate “C frame” modular casework with
Trespa or equivalent countertops. Base cabinets to have self closing hinges adjustable shelf standards and shelves, full extension, heavy duty drawer glides
Reagent shelves of 2 shelves and seismic lips.
Fume hoods of the size and locations shown in the TI Construction Documents with flammable, acid or vacuum base cabinets, low flow alarm, utilities and power receptacles specified
Landlord and Tenant to review and mutually agree on the condition of refurbished equipment

Floor Covering	Office and Admin Areas
Monterey or Equal, Broadloom textured loop with 4” rubber base

Lab/ Lab Support/ Equipment/ Storage Areas
Vinyl composition tile, Armstrong or equivalent, 12”x12” x1/8” with 4”rubber coved base

3033 Science Park/Receptos - Page 9

COLD ROOMS
Wall Panels Withstand live lateral load of 100 lbs point load, 5 psf uniform load
Ceiling Panels Withstand their own weight, dead loads, and live loads of 25 lbs with maximum deflection of 1:180
Cooler Rooms Maintain 4 degrees F; plus or minus 2 F degrees
Air Tightness of Assembled Unit Limit air infiltration through assembly to 0.06 cu ft/min/sq ft of wall area, measured at a reference differential pressure across assembly of 1.57 psf as measured in accordance with ASTM E 283
Vapor Seal Interior room atmospheric pressure of 1 inch sp, 72 degrees F, 40 percent RH: No failure
Vapor Tightness Sufficient to eliminate frost accumulation
Insulation Thickness 4 inches
Doors: Overlap type for 34 x 78 inch opening, construction as for walls but with edges closed; 2-1/2 inch thick insulation; flexible gasket containing magnetic strip on four edges; heated gasket thermostatic control with two way air relief valve.
Configuration and quantity as shown on drawings
View Windows Sealed insulating glass units in doors
Hardware Cast brass, nylon bearing self closing hinges, roller catch latch and keeper; cylinder lock and inside safety release mechanism
Light Fixtures Vapor tight, incandescent with 150 watt lamp, operating toggle switch on exterior wall of room with pilot light, wired in rigid conduit
Cooling System Direct expansion refrigerant, remote located condensing unit for all rooms, evaporator, unit cooler, self contained with valves, controls, switches, timers, refrigerant piping, insulated suction lines, and wiring. Size and capacity to maintain environment specified; hot gas defrost; electrically heated trace condensate drain; to be placed on emergency power
Cooling Unit Locate remote from cold storage rooms on the roof. Pipe coolant to cold rooms

Low voltage temperature alarm

FIRE PROTECTION

Fire Sprinkler	Modifications to the Base Building system in compliance with recommendations of NFPA 13 for occupancy type.

Fire Extinguisher	Quantity required by code

Fire Alarm	All devices required by code reporting to the addressable system specified in the Base Building scope of work.
PLUMBING

All work shall be in strict conformance with the following codes & standards
CA Plumbing Code
CA Building Code
CA Fire Code
Local Fire Department Regulations
National Fire Protection Association

Principal Systems that may be Included in the Design
1. Sanitary sewer drain, waste & vent - all spaces above ground level drain by gravity to the public sewer.
2. Compressed Gases (CA, N2, CO2)
3. House Vacuum System
4. Water Systems (ICW, IHW, DCW, DHW, DI). Water usage shall be submetered and measured for bill back purposes to the tenant
5. If Localized instantaneous electric domestic hot water heaters may be used to serve lavatories and sinks in the tenant suites

3033 Science Park/Receptos - Page 10

6. Condensate drain piping runs from the HVAC units to the nearest indirect waste receptor (max. 60” AFF.) or to a Janitor’s Sink
7. All drain piping from HVAC equipment and plumbing equipment runs to the nearest indirect waste receptor or Janitor Sink

Materials	Soil, waste and vent above ground: service-weight, no-hub cast-iron pipe and fittings
Soil, waste and vent below ground and to 5’-0” outside of building: PVC
Industrial waste and vent piping above ground to be plenum rated polypropylene DWV
Industrial waste and vent piping below ground to be polypropylene DWV
Industrial waste piping to route to a sample port just prior to connection to sanitary system
Water and condensate drain piping above ground: Type ‘L” hard-drawn copper type, ASTM B88, and wrought copper fittings, ANSI B1 6.22. All hot water supply piping shall be insulated with 1-inch thick fiberglass insulation for sizes up to 2-
1/2 inch size, 1-1/2 inch thick above 2-inch size piping
Water piping below ground 4-inches and smaller: Type “K” hard-drawn copper tubing, ASTM B88, and wrought copper fittings ANSI B 16.22, silver brazed joints
Natural gas piping: buried piping to be Polyethylene per ASTM D2513; above grade to be Schedule 40 black steel per ASTM D2513
Indirect drains: Type “M” copper fittings, ANSI B16.22, solder joint type. Insulate with Manville Micro-Lok 650AP
Specialty gas piping shall be type L copper, silver brazed
Deionized water: Schedule 40 polypropylene with socket fused joints

Plumbing Fixtures	Lab sink: approx 25”x 22”x12” deep stainless steel sink bottom mount (rimless)
Scullery sinks of the size and locations shown in the TI Construction Documents.
Break rooms to have double compartment stainless steel sinks bottom mount
(rimless).
Emergency Shower/Eyewash: Water Saver Faucet Co. Model SSBF2150 or
equivalent

Drains	Floor Drains: Cast iron body floor drains with nickel bronze top, membrane clamp and adjustable collar
Floor Sinks: Cast iron body receptor with acid-resistant coated interior, bottom dome strainer, seepage flange and grate
Trench drains as mutually agreed to in Fermentation Lab, equipment wash and sterilization areas only

HVAC

All work shall be in strict conformance with the currently adopted editions of the following codes and standards

CA Mechanical Code

CA Plumbing Code

CA Building Code

CA Fire Code

Local Fire Department Regulations

National Fire Protection Association

Overall building energy performance shall meet or exceed 20058 Title 24, California Energy Efficiency Standards.

3033 Science Park/Receptos - Page 11

Central Plant – Tenant shall have access to the following:

The existing cooling plant consists of (2) 350 ton centrifugal water cooled chillers.
The existing heating plant consists of (3) 2,000 MBH boilers.
Chilled water piping distribution extends from the chiller room to first floor air handler room located on the north side of the premises.
Heating hot water piping distribution extends from the boiler room to first floor air handler room located on the north side of the premises.
Space provided in 1st Floor mechanical room for (1) one 45,000 cfm air handler to be provided by tenant. Exhaust fans for 3rd floor by tenant.

Server/IT Room	To be provided by tenant.

Environmental Design Conditions	The following criteria will be used for sizing the heating and cooling systems:

Outdoor Ambient Design Conditions:
	Summer:	91¥F dB, 72¥F mwB, 13¥F dB outdoor daily range|
	Winter:	38¥F dB

Indoor Conditions for Air Conditioned Area:
Offices, Labs 72¥F dB ± 3¥F dB, No Humidity Control
	Electrical, Telecom, Storage		Typical of office space unless equipment requires
a more specifically controlled environment

Ventilation Air	Outdoor air for ventilation per ASHRAE Standard 62-1989

For laboratory areas provide 100% outside air. The following minimum air change requirements are recommended with night setback to be determined:

	1.	Biology Areas	6 AC/ Hr
	2.	Chemistry Areas	10 AC/Hr
	3.	Chemical Storage	15 AC/Hr
	4.	Wash Areas	15 AC/Hr
	5.	Vivarium	15 AC/Hr (rooms with ventilated racks to be
engineered or qualified)

Energy Use & Conservation	The Energy Efficiency Standard, Title 24, to be used to set the minimum performance requirements of the installation

Ceiling Registers & Diffusers	Ceiling diffusers with perforated face with frame style compatible with the type of ceiling used. Surface mounted diffusers require gaskets to prevent leakage Supply diffusers, Titus-PMC or equal, and snorkels of a quantity and quality to match the existing Tenant facility
Linear diffusers for all hard lid areas. Specialty diffusers by area as required
These manufacturers are considered equal, providing corresponding models meet specified requirements. Equivalent substituted equipment to be submitted for the Designer’s review during bid of major equipment.
	Air Filters		AAF, Air Guard
	Diffusers, Registers, Grilles		Titus, EH Price, Krueger

Duct Work	Supply ducts, return ducts, and exhaust ducts plenum chambers, housing, and panels fabricated from zinc-coated (galvanized) steel sheets conforming to the latest ASTM Specs A-525. Zinc-coating to be of the “Commercial” class Exhaust duct from fume hoods shall be PVC coated galvanized to the main.

3033 Science Park/Receptos - Page 12

Ductwork shall be installed in strict accordance with the latest SMACNA guidelines and shall also adhere to the latest State and Federal seismic requirements
Install flexible ducts in a fully extended condition free of sags and kinks, using minimum length (5’ maximum) required for connection. Flexible duct suspended on 36” centers with a min 3/4” wide flat banding material where horizontal support is required. Joints and connections to be made in accordance with Underwriters Laboratories, Inc. Connect to rigid sheet metal with min 1/2” wide collar positively clamped and secured with screws or other approved fastening. All exposed ductwork to be treated to be aesthetically coordinated to blend with the bldg. theme.

Controls	Controls shall be coordinated with the shell building system. Purchase and installation of all DDC Controls and utility monitoring devices within the tenant space are part of Tenant Improvement scope of work

ELECTRICAL
All work shall be in strict conformance with the following codes and standards
NFPA 70 National Electrical Code
NFPA 101 Life Safety Code
BOCA Building Codes
IES - Illuminating Engineering Society of North America

Distribution	Floor metering section and distribution from the main SDG&E electrical room.

Feeders shall be copper conductors (Type THHN or THW) routed in electro metallic tubing (EMT), polyvinylchloride (PVC) conduit, or rigid galvanized steel (RGS) conduit. EMT shall be used in all indoor, concealed locations where the feeder is protected from damage or weather Feeders shall be sized according to the single line diagram in the construction documents
Feeders shall be rack-mounted in accessible ceiling spaces or routed below grade under the slab

	1.	Conduit and Wire
	a.	Branch circuits for all power circuits serving office and convenience outlets, control power, etc. to be nominally sized as 120V 20A
	b.	Branch circuits for lighting circuits to be either 277V 20A unless specifically indicated otherwise
	c.	All area branch circuit conductors to be copper and routed in metal conduit
	d.	Branch circuiting to individual offices shall be (3) #12AWG (two ‘hot’ and one neutral) plus (1) #12 green ground wire forming a two dedicated 120V 20A 3- wire circuits
	e.	Each private office to include (3) duplex receptacles, and (2) ring and string location
	f.	Open office system cubicles to be fed with power feeders determined in the TI Construction Documents, but estimated at 2 cubes per dedicated 110 volt, 20 amp circuit.
	g.	MC cable to be provided as for concealed office wall wiring and concealed lighting only. Homeruns to be provided in EMT conduit

3033 Science Park/Receptos - Page 13

	2.	Electrical Devices
	a.	Electrical devices including receptacles and switches shall be rated according to the load served
	b.	Electrical devices shall be white with white thermoplastic cover plates
	c.	Cover plates for receptacles and junction boxes shall be labeled indicating the circuit and panel board from which the device is fed
	d.	Plug strips at each side of the reagent shelves and above benches on the walls and equipment areas of the power, amperage and emergency power requirements outlined in the TI Construction Documents.
	e.	Conference rooms with capacity of 8 people of more to be provided with a flush floor feed for both power and data to the conference room table and conduits to projection wall and top of wall for projection or video monitor equipment connections.

	3.	Lighting Systems
	a.	Fixtures shall be suitable for the application including the ability to provide egress illumination where required
	b.	Fixtures shall meet U.L. requirements and selection and placement of fixtures shall comply with ADA requirements
	c.	All lighting fixtures shall operate at 277V unless specifically noted otherwise
	d.	Lab and office area to consist of direct/indirect linear pendant style fixtures or recessed direct/indirect light fixtures.
	e.	Exit Lights – Lithonia LRP, Green on clear, 120/277, EL N

	4.	Lighting Control Systems
	a.	Lighting control compliant with Title 24 requirements including over-ride control for automatically shutting the lights off at prescribed periods of time
	b.	Lighting controls shall be coordinated with the shell building system and the purchase and installation of all DDC Controls and utility monitoring devices within the tenant space are part of Tenant Improvement scope of workighting control equipment to include a programmable lighting control panel, relay panels (quantity as necessary), over-ride switches (distributed throughout the space), and interconnecting conductors.
	c.	Control zones to include perimeter areas for daylit spaces, skylit areas, and interior areas under 5,000SF.
	d.	Lighting over-ride switches to be located in corridors
	e.	Mutually agreed to dual-level switching for local control.

Mutually agreed to private enclosed office control to be provided

Telephone & Data
Existing or relocated MPOE room modifications are excluded from the Tenant Improvement scope of work. All telephone and data infrastructure and cabling and equipment not required by Legal Requirements are excluded from the Tenant Improvement scope of work

3033 Science Park/Receptos - Page 14

Schedule 2

Landlord’s Work

Division 1 – General

1.	Base building work to include: new high performance unitized glass curtain wall around perimeter, 1st floor main lobby, three story stairs, two elevators, (one passenger and one freight) and restrooms on the first and second floors. Site landscaping shall be developed to enhance the proposed design while integrating with the existing site improvements. Existing parking structure to remain in its current size, location and configuration. The existing 3013 Science Park building can remain in it’s current location or be demolished at landlords sole and absolute discretion. Third floor tenant lobby excluded.
2.	Landlord shall be responsible for securing all applicable permits and approvals required for the base building work.
3.	Landlord shall provide all required demising, fire and control area separation walls for the perimeter of the Premises.

Division 2 – Demolition

1.	All previously existing second generation interior construction within the premises has been removed to facilitate the layout for new tenant improvements.
2.	All existing ductwork, air registers, diffusers and returns have been removed.

Division 3 – Concrete

1.	The first, second and third floors can accommodate an average load of 100 pounds per square foot of floor area, defined as 80 psf live and 20 psf partition allowance.

Division 9 – Finishes

1.	Landlord is responsible for drywall finish in the building core/common area, elevators, electrical rooms, telephone rooms, and janitor closets that is fully compliant with applicable code and fire ratings.
2.	For all building core areas Landlord shall provide carpet or other floor covering, gypsum board or lay-in acoustical tile ceilings, painted walls and wall base.
3.	For all building core areas Landlord shall provide code compliant emergency exit lighting and signage, lights switches and convenience electrical power outlets (including GFI outlets in wet locations), fire detection and alarm devices (including heat and smoke detectors, pull stations, strobes and smoke/fire dampers interconnected to the building fire alarm system), separate HVAC zones with all ductwork (including air transfer ducts, dampers, diffusers, and controls as required), fire sprinklers, fire extinguishers, and fluorescent light fixtures or downlights.
4.	Typical building core doors shall be 3’ x 9’ stain grade solid core wood in anodized aluminum frames. Hardware shall be brushed stainless steel, commercial grade with mortise locksets, ball bearing hinges, and closers as required by Code.
5.	Fire rated stairs shall be provided including painted metal rails, gypsum board or masonry walls, general lighting, fire protection, and life safety systems.
6.	Toilet rooms on the first and second floors, core areas will have tile floors and base, painted gypsum board walls and ceilings, hard wall partitions, wall mounted fixtures, toilet accessories, stone lavatory counter with mirror, general and accent lighting, HVAC (including ducted air supply and exhaust), fire protection and life safety systems compliant with applicable Codes. Toilet room fixture counts and construction comply with ADA and other applicable Codes.
7.	Janitor’s closet shall be provided on each floor including floor mounted service sink, vinyl tile floors, gypsum board walls, general lighting, HVAC, and fire protection.
8.	Electrical and telephone closets shall be finished with vinyl tile floors, gypsum board walls, general lighting, fire protection, ventilation, and life safety systems.

3033 Science Park/Receptos - Page 15

9.	Elevator machine rooms shall include sealed concrete floors, gypsum board walls, general lighting, fire protection, HVAC, and life safety systems.

Division 10 – Specialties

1.	Landlord shall provide all building core signage required to comply with APA and other applicable codes.
2.	Landlord shall provide an access control system for building core main entry doors. Tenant shall have the right to install an access control system within its premises as part of the tenant improvements.
3.	One Passenger and one service elevator to include finished elevator cabs complete with finished doors frames, hardware, hall lanterns, call buttons, fire department connections and placards as required by ADA and applicable Codes.

Division 12 – Furnishings

1.	Landlord shall provide building standard window treatments at the 1st Floor Main Lobby only.
2.	Tenant shall provide building standard window treatments at the 3rd Floor.

Division 15 – Mechanical

HVAC

All work shall be in strict conformance with the currently adopted editions of the following codes and standards:

CA Mechanical Code

CA Plumbing Code

CA Building Code

CA Fire Code

Local Fire Department Regulations

National Fire Protection Association

1.	Overall building energy performance shall meet or exceed 2008 Title 24, California Energy Efficiency Standards.
2.	Central Plant – Tenant shall have access to the following:
a.	The planned cooling plant will consist of (2) 350 ton water cooled chillers and (1) 1800 GMP cooling tower.
b.	The planned heating plant will consist of (3) 2,000 MBH boilers.
c.	Chilled water piping distribution extends from the chiller room to first floor air handler room located on the north side of the premises. Chilled water will be stubbed into the 1st floor area for connection by Tenant.
d.	Heating hot water piping distribution extends from the boiler room to first floor air handler room located on the north side of the premises. Heating hot water will be stubbed into the 1st floor area for connection by Tenant.
3.	Air handlers & exhaust fans for core areas included. Space provided in 1st Floor mechanical room for (1) one 45,000 cfm air handler to be provided by Tenant. Exhaust fans, Greenheck, Vector-MD-24-9-85,for 3rd floor by Tenant.
4.	Controls
a.	Electronic DDC building automation system controls the central plant, building core areas and monitors existing tenant mechanical systems. The system operates the HVAC system and controls occupied and non-occupied temperature and ventilation schedules. The system includes monitoring, alarm, and by-pass functions for efficient energy management.
b.	The DDC system is programmed to log utilities usage data for current and future tenant suites. Purchase and installation of all utility monitoring devices within the tenant space are part of tenant improvement scope of work.

3033 Science Park/Receptos - Page 16

PLUMBING

All work shall be in strict conformance with the following codes and standards:

Uniform Plumbing Code

Uniform Building Code

Uniform Fire Code

Local Fire Department Regulations

National Fire Protection Association

1.	Plumbing Fixtures in Common Areas.
a.	Water Closets, ADA Compliant: Handicap-height, vitreous china, wall mounted, floor outlet, low-flush toilet with flush valve. 1.28 gpf maximum
b.	Water Closet: Vitreous china, wall mounted, floor outlet, low-flush toilet with flush valve. 1.28 gpf maximum
c.	Urinal, ADA Compliant: Wall hung, vitreous china, low-flush urinal with flushometer. Mount at handicap height. 1/8 gpf maximum
d.	Urinal: Wall hung, vitreous china, low-flush urinal with flushometer. 1/8 gpf maximum
e.	Lavatory: Vitreous china wall hung lavatory with a single temperature-metering faucet
f.	Faucet: Infra-red sensor control faucet on 120 v power
g.	Service Sink: Corner model, mop service basin with vacuum breaker faucet
h.	Localized instantaneous electric domestic hot water heaters serve lavatories and sinks
i.	Floor drains are cast iron body floor drains with nickel bronze top, membrane clamp and adjustable collar
j.	Floor sinks are cast iron body receptor with acid-resistant coated interior, bottom dome strainer, seepage flange and grate.
2.	Plumbing Services to the Premises
a.	Domestic Water: 3” line or equivalent services to the Premises.
b.	Sanitary Waste: 4” line to the existing building Premises available for industrial waste tie-in.
c.	Specialty Lab Systems (CA, VAC, DI, etc.) to be provided by tenant.
d.	Natural Gas: 3” medium pressure metered service is available at existing SDGE riser manifold.

FIRE PROTECTION

All work shall be in strict conformance with the currently adopted editions of the following codes and standards:

NFPA 13 Installation of Sprinkler Systems

NFPA 14 Standpipe Systems

NFPA 70 National Electrical Code

NFPA 101 Life Safety Code

BOCA Building Code

1.	The entire building is protected with a hydraulically designed automatic fire suppression system
2.	Risers are NFPA Class 1 type Code compliant fire department valves
3.	Premises is provided with an installed wet pipe fire protection system and loop adaptable for Tenant Improvement drops without the addition of a fire pump or other pressure increasing devices

Division 16 - Electrical

All work shall be in strict conformance with the currently adopted editions of the following codes and standards:

NFPA 70 National Electrical Code

NFPA 101 Life Safety Code

BOCA Building Codes

IES - Illuminating Engineering Society of North America

3033 Science Park/Receptos - Page 17

1.	Distribution System – Tenant shall have access to the following:
a.	Primary Service: 4000A rated 480Y/277V 3PH 4W to underground pull section located in 1st Floor Main Electrical Room.
b.	Core Distribution Switchgear: 1600A rated 480Y/277V 3PH 4W distribution board dedicated to the building core areas. Distribution equipment for 3rd Floor improvements by tenant.
c.	Emergency Power: 750kW generator feeding a 1200A rated 480Y/277V 3PH 4W ATS and distribution board located in 1st Floor Main Electrical Room.
2.	Lighting Control
a.	Building core area lighting is operated by a lighting control system
3.	Electrical Power
a.	Power is installed for building core and convenience mechanical equipment receptacles and the building exterior.
4.	Lighting
a.	All building core lighting fixtures, wiring and controls are installed.
5.	Teldata
a.	Phone and data cabling and outlets for the building core areas are installed
b.	(4) 4” raceways are provided from the MPOE on the 1st Floor to the 2nd Floor Tel/Data Room and (4) 4” raceways from the 2nd Floor Tel/Data Room and stubbed to the 3rd Floor.
6.	Fire Alarm

A building system with capacity for connection by the Tenant is available.

3033 Science Park/Receptos - Page 18

Schedule 3

Construction Schedule for Landlord’s Work

Activity ID	Activity Name	OD	Start	Finish
ARE - Spectrum 3033 shell with TI components		346	03-Jun-13 A	21-Nov-14
Notice To Proceed to Complete Design		0	03-Jun-13 A	03-Jun-13 A
Design		0	20-Sep-13 A	27-Sep-13 A
Shell Building Permit Process for 3033		60	16-Sep-13 A	24-Dec-13 A
Trade Contractor Selection for 3033 Building		81	04-Oct-13 A	05-Feb-14 A
Fabrication / Deliver 3033 Building		124	05-Aug-13 A	10-Feb-14 A
Construction 3033		247	25-Nov-13 A	21-Nov-14
Shell Construction - 3033		105	25-Nov-13 A	09-May-14
2nd Floor Spec Lab - Finish Milestones		80	18-Jul-14	07-Nov-14
2FSL1060	EF & AHU Pads	0		18-Jul-14*
2FSL1030	Chillers	0		31-Jul-14*
2FSL1050	Cooling Tower	0		20-Aug-14*
2FSL1070	Core Restrooms	0		29-Aug-14*
2FSL1040	Boilers	0		12-Sep-14*
2FSL1020	DI-Water Skid Stub to 3rd Floor	0		17-Oct-14*
2FSL1000	Central Plant Scope	0		07-Nov-14*
2FSL1010	Generator Scope	0		07-Nov-14*
Core - Interior Construction - 3033		176	11-Mar-14 A	21-Nov-14
PH.1.CC.1050	Core - Interior construction	89	11-Mar-14 A	21-Nov-14
PH.1.CC.1040	Occupy 3033 Bldg- Core & 2nd Flr TI	0		21-Nov-14*
Elevators		67	15-Apr-14	18-Jul-14
Elev1005	Elevators	67	15-Apr-14	18-Jul-14
Elev1030	Elevators complete	0		18-Jul-14*
Ready for TI Start - 3033		0	12-May-14	12-May-14
PH.1.TIC.0500	Ready for 2nd floor TI start	0	12-May-14*	
Sitework - 3033		196	20-Feb-14 A	21-Nov-14
Sitework Buyout		0	20-Feb-14 A	20-Feb-14 A
East elevation		23	14-May-14	16-Jun-14
EWN1110	Sitework East elevation	23	14-May-14	16-Jun-14
Cooling Tower / Generator Yards		141	06-May-14	21-Nov-14
CT1090	Central Plant/Generator	141	06-May-14	21-Nov-14
North and West elevations		22	22-Apr-14	21-May-14
NW1040	Sitework North and West elevations	22	22-Apr-14	21-May-14
Courtyard		39	30-Apr-14	24-Jun-14
CY1130	Sitework Courtyard	39	30-Apr-14	24-Jun-14
Parking lot		31	13-Jun-14	28-Jul-14

2014
2015
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
EF & AHU Pads
Chillers
Cooling Tower
Core Restrooms
Boilers
DI-Water Skid Stub to 3rd Floor
Central Plant Scope
Generator Scope
Core - Interior construction
Occupy 3033 Bldg- Core & 2nd Flr TI
Elevators
Elevators complete
Ready for 2nd floor TI start
Sitework East elevation
Central Plant/Generator
Sitework North and West elevations
Sitework Courtyard

D1-A13042-1 ARE - Spectrum 3033 shell with TI components

Q00 - DPR WBS Layout (11x17)

TASK filters: Level of Effort, Milestone.

Page 1 of 1
Print Date: 17-Apr-14
Print Time: 10:10
Data Date: 15-Apr-14
Baseline:

3033 Science Park/Receptos - Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this              day of                     ,             , between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and RECEPTOS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                     ,                  (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                     ,             , the Rent Commencement Date is                     ,             , and the termination date of the Base Term of the Lease shall be midnight on                     ,             . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

RECEPTOS, INC., a Delaware corporation

By:
Its:

LANDLORD:

ARE-SD Region No. 35, LLC a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:
Its:

Rules and Regulations	3033 Science Park/Receptos - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1.        The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2.        Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.        Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4.        Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.        If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted without Landlord’s prior consent. Any such installation or connection shall be made at Tenant’s expense.

6.        Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.        Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.        Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.        Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.        Tenant shall give Landlord prompt notice of any known defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12.        Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	3033 Science Park/Receptos - Page 2

13.        All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.        No auction, public or private, will be permitted on the Premises or the Project.

15.        No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.        The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17.        Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.        Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.        Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to the Permitted Use and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

3033 Science Park/Receptos - Page 1

EXHIBIT G TO LEASE

SIGNAGE

MONUMENT SIGN LOCATION
EXTERIOR WALL SIGN LOCATION
SCIENCE PARK ROAD
DIRECTIONAL SIGN LOCATION

charlaine
ARCHITECTURAL SIGNAGE
858•566•8868
FAX•858•566•8255

THIS ORIGINAL DESIGN IS THE SOLE PROPERTY OF CHARLAINE ARCHITECTURAL SIGNAGE. IT CANNOT BE REPRODUCED, COPIED, OR EXHIBITED, IN WHOLE OR IN PART, WITHOUT FIRST OBTAINING WRITTEN PERMISSION FROM CHARLAINE ARCHITECTURAL SIGNAGE.

SPECTRUM
JOB NAME

3033 SCIENCE PARK RD ESP
FILE

11503 SITE PAGE 1 OF 4
NUMBER

1:80
SCALE

4-7-14
DATE

ALEXANDRIA REAL ESTATE EQ.
CLIENT

DWG
DESCRIPTION

APPROVAL:

- ☐ OK as is.
- ☐ OK with corrections or changes as noted.
- ☐ Make corrections/changes as indicated and show revised.

(After any applicable corrections are made, your signature releases Charlaine Architectural Signage from responsibility for errors appearing on this submittal that may be discovered after job is completed.)

APPROVED: SIGNATURE / DATE

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